AVIGEN, INC.

AMENDMENT
TO
MANAGEMENT TRANSITION PLAN

This Amendment (the “Amendment”) to the Avigen, Inc. Management Transition Plan (the “Plan”) is effective as of August 20, 2009, provided that the majority of the Plan participants who are officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, approves the Amendment in a manner satisfying the requirements of Section 11 of the Plan.

     WHEREAS, Section 11 of the Plan provides that the Company may amend the Plan and any Management Transition Plan Eligibility Notice at any time; and

     WHEREAS, the Board deems it advisable to amend the Plan and each Management Transition Plan Eligibility Notice of each Plan participant, as set forth herein.

     NOW, THEREFORE, Section 4(a)(ii) and Section 4(b)(ii) of the Plan each is hereby amended and restated in its entirety, to read as follows:

“Stock Option Vesting and Exercisability. Any accelerated vesting and extended exercisability of your outstanding stock options to acquire common stock of the Company shall be as set forth in the Management Transition Plan Eligibility Notice; provided, however, that notwithstanding any term or provision in any Management Transition Plan Eligibility Notice to the contrary, in no event shall the exercisability of any stock option be extended beyond the effective date of a corporate transaction in which the option will not be assumed or substituted and as a result, pursuant to the terms of the equity incentive plan under which such option was granted, will expire if not exercised not later than immediately prior to such effective date.”